Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-53335 and 33-5337 of Bio-Rad Laboratories, Inc. and subsidiaries on Form S-8 of our reports dated March 2, 2006, relating to the consolidated financial statements and financial statement schedule of Bio-Rad Laboratories, Inc. and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in or incorporated by reference in this Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Francisco, California

March 2, 2006